SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

First Virtual Communications, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Certain Options to purchase Common Stock, par value $0.001 per share,
(Title of Class of Securities)

337484 30 7
(CUSIP Number of Class of Securities (Underlying Common Stock))

Jonathan Morgan
President and Chief Executive Officer
First Virtual Communications, Inc.
3200 Bridge Parkway
Suite 202
Redwood City, CA 94065
(650) 801-6300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications on Behalf of Filing Person)

Copies to:

Julia Schloss Vice President and General Counsel First Virtual Communications, Inc. 3200 Bridge Parkway, Suite 202 Redwood City, CA 94065 (650) 801-6300	Julie M. Robinson, Esq. Thomas S. Welk, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121-9109 (858) 550-6000

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$13,599,898	$1,100.24

(1)	Calculated solely for purposes of determining the filing fee. This amount assumes that all eligible options to purchase 2,444,074 shares of common stock of First Virtual Communications, Inc. having an aggregate value of $13,599,898 as of July 23, 2003 will be tendered and cancelled pursuant to this offer, which is unlikely to occur. The aggregate value of such options was calculated based on the Black-Scholes option valuation model.

(2)	The amount of the filing fee, calculated in accordance with H.J. Res. 2, signed by the President on February 21, 2003 and which supersedes Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $80.90 per $1,000,000 of transaction valuation.

[ ]	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable	Filing party: Not applicable
Form or Registration No.: Not applicable	Date filed: Not applicable

[ ]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]	third party tender offer subject to Rule 14d-1.

[X]	issuer tender offer subject to Rule 13e-4.

[ ]	going-private transaction subject to Rule 13e-3.

[ ]	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [  ]

Item 1. Summary Term Sheet.

     The information set forth under “Summary Term Sheet” (the “Summary Term Sheet”) in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 25, 2003 (the “Offer to Exchange”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.

Item 2. Subject Company Information.

     (a)       Name and Address. The name of the issuer is First Virtual Communications, Inc., a Delaware corporation (the “Company”), and the address and telephone number of its principal executive offices are 3200 Bridge Parkway, Suite 202, Redwood City, CA 94065, (650) 801-6400.

     (b)       Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to its current employees, employees of its subsidiaries and members of its Board of Directors, to exchange certain options to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) outstanding under the Company’s 1999 Equity Incentive Plan and 1997 Equity Incentive Plan (together, the “Replacement Grant Plans”), and the Company’s 1997 Non-Employee Directors’ Stock Option Plan, the White Pine Software, Inc. 1993 Stock Option Plan, White Pine Software, Inc. 1994 Stock Option Plan, White Pine Software, Inc. 1995 Stock Option Plan, White Pine Software, Inc. 1996 Incentive and Non Qualified Stock Option Plan, White Pine Software, Inc. 1997 Director Stock Option Plan and ICast Corporation 1996 Stock Option Plan (the “Eligible Options”), for replacement options (the “Replacement Options”) to purchase shares of Common Stock to be granted under the Replacement Grant Plans, on the terms and subject to the conditions set forth in the Offer to Exchange. The Replacement Options will cover varying numbers of shares depending on the exercise price of the Eligible Options exchanged. The information set forth in the Summary Term Sheet and in Section 1 (“Number of Options; Expiration Date”), Section 5 (“Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options”) and Section 8 (“Source and Amount of Consideration; Terms of Replacement Options”) of the Offer to Exchange is incorporated herein by reference.

     (c)       Trading Market and Price. The information set forth in Section 7 (“Price Range of Common Stock”) of the Offer to Exchange is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

     (a)       Name and Address. The information set forth in Item 2(a) above and Schedule A (“Information About Our Directors and Executive Officers”) to the Offer to Exchange is incorporated herein by reference.

Item 4. Terms of the Transaction.

     (a)       Material Terms. The information set forth in the Summary Term Sheet and in Section 1 (“Number of Options; Expiration Date”), Section 3 (“Procedures”), Section 4 (“Change in Election; Withdrawal”), Section 5 (“Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options”), Section 6 (“Conditions of the Offer”), Section 8 (“Source and Amount of Consideration; Terms of Replacement Options”), Section 10 (“Status of Eligible Options Acquired by us in the Offer”), Section 11 (“Legal Matters; Regulatory Approvals”), Section 12 (“Material U.S. Federal Income Tax Consequences”), Section 14 (“Extension of the Offer; Termination; Amendment”) and Schedule B (“Addenda for Employees Residing Outside the U.S.”) of the Offer to Exchange is incorporated herein by reference.

     (b)       Purchases. The information set forth in Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options”) of the Offer to Exchange is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

     (a)       Agreements Involving the Subject Company’s Securities. The information set forth in Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options”) of the Offer to Exchange is incorporated herein by reference.

1.

Item 6. Purposes of the Transaction and Plans or Proposals.

     (a)       Purposes. The information set forth in Section 2 (“Purpose of the Offer”) of the Offer to Exchange is incorporated herein by reference.

     (b)       Use of Securities Acquired. The information set forth in Section 5 (“Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options”) and Section 10 (“Status of Eligible Options Acquired by us in the Offer”) of the Offer to Exchange is incorporated herein by reference.

     (c)       Plans. The information set forth in Section 2 (“Purpose of the Offer”) of the Offer to Exchange is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

     (a)       Source of Funds. The information set forth in Section 8 (“Source and Amount of Consideration; Terms of Replacement Options”) of the Offer to Exchange is incorporated herein by reference.

     (b)       Conditions. The information set forth in Section 6 (“Conditions of the Offer”) of the Offer to Exchange is incorporated herein by reference.

     (d)       Borrowed Funds. Not applicable.

Item 8. Interest in Securities of the Subject Company.

     (a)       Securities Ownership. Not applicable.

     (b)       Securities Transactions. The information set forth in Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Eligible Options”) of the Offer to Exchange is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

     (a)       Solicitations or Recommendations. The information set forth in Section 15 (“Fees and Expenses”) of the Offer to Exchange is incorporated herein by reference.

Item 10. Financial Statements.

     (a)       Financial Information. The information set forth in Section 16 (“Information About Us”) of the Offer to Exchange is incorporated herein by reference.

     (b)       Pro Forma Financial Information. Not applicable.

Item 11. Additional Information.

     (a)       Agreements, Regulatory Requirements and Legal Proceedings. The information set forth in Section 11 (“Legal Matters; Regulatory Approvals”) of the Offer to Exchange is incorporated herein by reference.

     (b)       Other Material Information. Not applicable.

2.

Item 12.  Exhibits.

(a)(1)(A)	Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 25, 2003.

(a)(1)(B)	Overview of Employee Stock Option Exchange Offer.

(a)(1)(C)	Form of Election Form.

(a)(1)(D)	E-Mail Announcement Regarding Stock Option Exchange Offer, sent on July 25, 2003 to Holders of Eligible Options.

(a)(1)(E)	Letter, dated July 25, 2003, to Holders of Eligible Options.

(a)(1)(F)	Form of Withdrawal Form

(b)	Not applicable.

(d)(1)	First Virtual Communications, Inc. 1997 Equity Incentive Plan. Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.

(d)(2)	First Virtual Communications, Inc. 1999 Equity Incentive Plan.

(d)(3)	First Virtual Communications, Inc. 1997 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to the Company’s Quarterly Report on the Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.

(d)(4)	White Pine Software, Inc. 1993 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(5)	White Pine Software, Inc. 1994 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(6)	White Pine Software, Inc. 1995 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(7)	White Pine Software, Inc. 1996 Incentive and Non Qualified Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(8)	White Pine Software, Inc. 1997 Director Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(9)	ICast Corporation 1996 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-62417) originally filed on August 28, 1998, and incorporated herein by reference.

(g)	Not applicable.

(h)	Not applicable.

Item 13.  Information Required by Schedule 13E-3.

Not applicable.

3.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST VIRTUAL COMMUNICATIONS, INC.

By:	/s/ Jonathan Morgan Jonathan Morgan
President and Chief Executive Officer

Date: July 25, 2003

4.

INDEX TO EXHIBITS

Exhibit
Number	Description

(a)(1)(A)	Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 25, 2003.

(a)(1)(B)	Overview of Employee Stock Option Exchange Offer.

(a)(1)(C)	Form of Election Form.

(a)(1)(D)	E-Mail Announcement Regarding Stock Option Exchange Offer, sent on July 25, 2003 to Holders of Eligible Options.

(a)(1)(E)	Letter, dated July 25, 2003, to Holders of Eligible Options.

(a)(1)(F)	Form of Withdrawal Form

(b)	Not applicable.

(d)(1)	First Virtual Communications, Inc. 1997 Equity Incentive Plan. Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.

(d)(2)	First Virtual Communications, Inc. 1999 Equity Incentive Plan.

(d)(3)	First Virtual Communications, Inc. 1997 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to the Company’s Quarterly Report on the Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.

(d)(4)	White Pine Software, Inc. 1993 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(5)	White Pine Software, Inc. 1994 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(6)	White Pine Software, Inc. 1995 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(7)	White Pine Software, Inc. 1996 Incentive and Non Qualified Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(8)	White Pine Software, Inc. 1997 Director Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.

(d)(9)	ICast Corporation 1996 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-62417) originally filed on August 28, 1998, and incorporated herein by reference.

(g)	Not applicable.

(h)	Not applicable.